UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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HERCULES INCORPORATED

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June 27, 2003

Dear Fellow Shareholder:

       I was frankly amazed by the letter Sam Heyman and his directors and nominees sent you on June 24th. He has blatantly distorted the facts about me and your Company to try to make you believe that he, together with his handpicked nominees and directors, are somehow the best choice to control Hercules.

      The purpose of this letter is to set the record straight. Here are the facts:

•	I never attempted to acquire Hercules in a leveraged buyout transaction with a financial partner. Heyman’s accusation is absolutely false. In fact, I never attempted to acquire Hercules in any transaction, either alone or with any partner.

•	I never retained an investment banker to find a financial buyer for Hercules. The Company’s investment bankers were retained prior to my employment with the Company and they have in the past searched diligently for both strategic and financial buyers willing to pay appropriate value to our shareholders.

•	I never advocated nor did I pursue or have any role in any proposal to acquire Hercules for $9 per share.

•	Furthermore, I am in full agreement with the independent Board members’ unanimous decision not to proceed further with a financial buyer’s indication of interest to acquire the Company for $9 per share.

•	I never said to the Board of Directors that I was going to participate as a buyer, nor did I ever agree to participate as a buyer, in a transaction to acquire Hercules.

•	I never, as Heyman states, sat on both sides of the table.

•	Despite the implication in Heyman’s letter, I have never pursued my own interests with respect to the $1.8 billion sale of the Water Treatment Business of BetzDearborn to GE, or any other transaction for the sale of all or any part of Hercules.

•	The sale of the Water Treatment Business had absolutely nothing to do with providing an opportunity for a subsequent leveraged buyout transaction to occur. As the Company and a number of analysts have stated, the sale of the Water Treatment Business was the best alternative available to Hercules—that was true then and continues to be true now.

       I deeply resent Heyman’s smear campaign and regret that Hercules shareholders have to endure it.

       This proxy contest comes down to a single question—who do you trust to run your Company—Heyman and his handpicked directors and nominees who continually distort the facts—or truly independent directors who want what is best for all shareholders.

       Heyman’s desperate tactics are offensive and cannot be condoned. Send him a message in the strongest possible terms. Vote your GOLD proxy card for the Hercules nominees. Please sign, date and mail your GOLD proxy card today.

       Thank you for your continued support.

Sincerely, William H. Joyce Chairman and Chief Executive Officer

Stop Heyman and protect your interest in Hercules. Please sign, date and return the enclosed GOLD proxy card today.

We urge you to discard any white proxy cards that you receive from Heyman or the Hercules shareholders’ committee for new management.

If you have any questions or require assistance in voting your GOLD proxy card, please call MacKenzie Partners at the phone numbers listed below.

105 Madison Avenue
New York, New York 10016
email: proxy@mackenziepartners.com
Call collect: (212) 929-5500
or Toll Free: (800) 322-2885